EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 2005-FA10

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                            dated September 26, 2005
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                               November 28, 2005
Irving, Texas 75063

         UBS Securities LLC (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2005-FA10, Mortgage Pass-Through Certificates, Series 2005-FA10 Certificates (the "Series 2005-FA10 Certificates") specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-FA10 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

         Section 1. The Mortgage Pools: The Series 2005-FA10 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of November 1, 2005 (the "Cut-off Date"):

                (a)   Aggregate   Principal   Amount  of  the  Mortgage   Pools:
         Approximately $474,015,504.66 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

                (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall range from 240 to 360 months. The original term to maturity of each Mortgage Loan included in Pool II shall range from 120 to 180 months.

         Section 2. The Certificates: The Offered Certificates shall be issued as follows:

                (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                   Class Principal     Interest        Class Purchase
         Class         Balance           Rate         Price Percentage
         -----         --------          ----         ----------------
         B-1      $  9,954,000.00     Variable(1)       94.548474000%
         B-2      $  3,792,000.00     Variable(1)       93.165540000%
         B-3      $  2,370,000.00     Variable(1)       87.912235000%

         (1) The interest rates for the Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

                (b)   The   Offered   Certificates   shall   have   such   other
         characteristics as described in the related Prospectus.

         Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, November 30, 2005 (the "Closing Date").

         Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AA" from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aa3" from Moody's Investors Service, Inc. ("Moody's"), in the case of the Class B-1 Certificates,
(ii) at least "A" from S&P and "A3" from Moody's, in the case of the Class B-2 Certificates, and (iii) at least "BBB" from S&P and "Baa2" from Moody's, in the case of the Class B-3 Certificates.

         Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                         Very truly yours,


                                         UBS SECURITIES LLC



                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.



FIRST HORIZON ASSET SECURITIES INC.


By:
   -------------------------------------
   Name:   Alfred Chang
   Title:  Vice President



FIRST HORIZON HOME LOAN CORPORATION


By:
   --------------------------------------
   Name:   Terry McCoy
   Title:  Executive Vice President